Exhibit 99.1

For Immediate Release

For more information contact:	Shawn Severson
EnergyTech Investor
415-233-7094

or
David I. Rosenthal
UQM Technologies, Inc.
303-682-4900

UQM Technologies Reports Quarter and

Fiscal Year Ended December 31, 2017 Operating Results

LONGMONT, COLORADO, MARCH 20, 2018 - UQM TECHNOLOGIES, INC. (NYSE American: UQM), a developer of alternative energy technologies, announced today operating results for the quarter and fiscal year ended December 31, 2017. Total revenue for the quarter was $2.2 million compared to $1.7 million in the same quarter last year. Net loss for the quarter was $1.3 million, or $0.03 per common share, compared to a net loss of $8.7 million, or $0.18 per common share for the same period last year. Quarter results last year included a one-time inventory reserve adjustment of $7.2 million or $0.15 per common share related primarily to the PowerPhase Pro® inventory.

For the fiscal year ended December 31, 2017, total revenue grew 38% to $7.8 million compared to $5.6 million in the prior year. Net loss was $4.8 million or $0.10 per common share versus $13.9 million, or $0.29 per common share, for the same period last year.

Joe Mitchell, UQM Technologies’ President and Chief Executive Officer, said, “We are very pleased with the progress we made in 2017. We saw good revenue growth, we secured a strategic relationship with China National Heavy Truck Group Co., Ltd., we made excellent progress with the E-axle product in partnership with Meritor, and we secured a number of new customers from around the globe. We are seeing a lot of positive momentum in the marketplace as we enter 2018 and look forward to executing on the many opportunities that lie ahead of us.”

The numbers in this release should be read in conjunction with the Annual Report on Form 10-K.

Conference Call

The Company will host a conference call today at 4:30 p.m. Eastern Time to discuss operating results for the quarter and fiscal year ended December 31, 2017. To attend the

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

conference call, please dial 1-888-241-0326 approximately 10 minutes before the conference is scheduled to begin and provide conference ID code “7088515” to access the call. International callers should dial +1-647-427-3411. For anyone who is unable to participate in the conference, a webcast will be available for replay beginning at 6:30 p.m. Eastern Time today. To access the webcast, click here or visit www.uqm.com, click on the Investor tab and select the “Earnings Webcast”.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is TS 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations

(derived from the Company’s Annual Report on Form 10-K)

	Year ended December 31,		Three months ended March 31,	Nine months ended December 31,
	2017	2016	2016	2016

Revenue:
Product sales	$7,162,456	$4,710,654	$1,218,795	$3,491,859
Contract services	616,293	916,629	285,493	631,136
	7,778,749	5,627,283	1,504,288	4,122,995
Operating costs and expenses:
Costs of product sales	4,368,093	10,336,136	809,834	9,526,302
Costs of contract services	285,095	842,141	303,441	538,700
Research and development	2,042,732	3,061,541	684,346	2,377,195
Selling, general and administrative	6,367,331	5,918,990	1,232,892	4,686,098
Recovery of impaired assets	-	(585,800)	(585,800)	-
	13,063,251	19,573,008	2,444,713	17,128,295

Loss from operations	(5,284,502)	(13,945,725)	(940,425)	(13,005,300)

Other income / (expense):
Interest income	5,127	11,803	3,882	7,921
Interest expense	(108,146)	-	-	-
Amortization of deferred financing costs	(29,535)	-	-	-
Gain on sale of vacant land	606,006	-	-	-
Loss on disposal of long-lived assets	-	(39,247)	-	(39,247)
Other	32,734	24,743	5,625	19,118
	506,186	(2,701)	9,507	(12,208)

Net loss	$(4,778,316)	$(13,948,426)	$(930,918)	$(13,017,508)

Net loss per common share - basic and diluted	$(0.10)	$(0.29)	$(0.02)	$(0.27)

Weighted average number of shares of common stock outstanding - basic and diluted	50,038,799	48,405,894	48,327,219	48,448,718

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets

(derived from the Company’s Annual Report on Form 10-K)

	December 31,	December 31,
	2017	2016
Assets
Current assets:
Cash and cash equivalents	$6,309,269	$2,100,089
Restricted cash	176,193	-
Accounts receivable	823,793	1,163,316
Costs and estimated earnings in excess of billings on uncompleted contracts	-	29,917
Inventories, net	2,341,360	1,749,735
Prepaid expenses and other current assets	233,566	259,682
Total current assets	9,884,181	5,302,739

Property and equipment, at cost:
Land	896,388	1,683,330
Building	4,516,301	4,516,301
Machinery and equipment	7,136,578	7,052,740
	12,549,267	13,252,371
Less accumulated depreciation	(7,936,056)	(7,590,641)
Net property and equipment	4,613,211	5,661,730

Patent costs, net of accumulated amortization of $953,491 and $932,564, respectively	222,461	213,326
Trademark costs, net of accumulated amortization of $85,381 and $80,885, respectively	90,460	94,955
Restricted cash	323,863	-
Total assets	$15,134,176	$11,272,750

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$948,875	$809,950
Other current liabilities	973,783	1,318,941
Billings in excess of costs and estimated earnings on engineering services
contracts	199,160	-
Total current liabilities	2,121,818	2,128,891

Long-term debt, net of deferred financing costs of $45,079 and $0, respectively	3,119,450	-
Other long-term liabilities	121,667	141,667
Total long-term liabilities	3,241,117	141,667

Total liabilities	5,362,935	2,270,558

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 54,108,510 and 48,519,313 shares issued and outstanding, respectively	541,085	485,193
Additional paid-in capital	133,901,406	128,409,933
Accumulated deficit	(124,671,250)	(119,892,934)
Total stockholders’ equity	9,771,241	9,002,192

Total liabilities and stockholders’ equity	$15,134,176	$11,272,750

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901